Exhibit 99.1

           WORLD ACCEPTANCE CORPORATION REPORTS THIRD QUARTER RESULTS

    GREENVILLE, S.C., Jan. 24 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported higher revenue, net income and loans for its third fiscal quarter ended December 31, 2005.

    Net income for the third quarter rose 3.4% to $5.7 million compared to $5.5 million for the same quarter of the prior year. Diluted earnings per share were $0.30 for the current quarter, a 7.2% increase over the $0.28 per share for the prior year quarter. The larger percentage increase in earnings per share than in net earnings reflects the impact of our ongoing share repurchase program. Total revenues for the quarter increased 15.3% to $61.3 million from $53.2 million for the prior year quarter.

    Gross loans outstanding increased to a record $464.4 million at December 31, 2005, a 20.7% increase over the $384.7 million in balances outstanding at December 31, 2004, and a 32.1% increase since the beginning of the fiscal year. During the quarter, the Company loaned a record $367 million in 421,000 separate loan transactions.

    Several key return ratios remained very high during the quarter. The return on average assets (annualized) was 6.6% and the annualized return on average equity was 12.0%. Total general and administrative expenses as a percent of total revenue once again showed improvement on a year over year basis dropping to 54.5% during the most recent quarter compared to 55.4% during the prior year quarter.

    Doug Jones, President and CEO, said, "Third quarter loans grew $68.8 million, a 17.4% increase from the second quarter of this year. This reflects the continued demand for our loan products and the success of our existing operations. The third quarter is traditionally our busiest period for making loans to new and existing customers and this year was no exception. We are pleased that the majority of our loan growth was generated internally, with only $5.3 million attributable to acquisitions.

    "Our earnings growth for the quarter was offset somewhat by an expected increase in interest expense and a higher provision for loans losses, which increased to $16.7 million from $13.7 million in the third quarter of last year. The increased provision reflects both our excellent growth in loan balances and our increase in charge-offs. We continue to evaluate charge-offs relative to our increased loan volume and increase in total balances. We believe, however, that the Company is positioned for excellent earnings during the fourth quarter which is generally the Company's most profitable."

    Nine-Month Results

    For the first nine months of the fiscal year, net income was $20.4 million, or $1.07 per diluted share, representing a 3.8% increase over the $19.7 million, or $1.01 per diluted share, for the prior year nine-month period. Total revenues for the first nine months of fiscal 2006 were $169.8 million, a 12.9% increase over the $150.4 million during the corresponding period of the previous year.

    Loan growth has been excellent throughout the entire first nine months of the current year, and has been mostly internally generated. Since the beginning of the fiscal year, gross loans have increased by $112.9 million, or 32.1%, compared to an increase of $74.6 million, or 24.0%, during the first nine months of fiscal 2005. Acquisitions during the current nine-month period amounted to $8.3 million in gross loans compared to $27.4 million during the prior year period.

    During the first nine months of the fiscal year, the Company opened or acquired 46 offices and closed six non-performing offices, leaving a total of 619 offices at December 31, 2005.

    About World Acceptance

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 619 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

    Third Quarter Conference Call

    The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern today. Interested parties may participate in this call by dialing 1-866-814-1921. A simulcast of the conference call is also available on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=1196857. The call will be available for replay on the Internet for approximately 30 days.

    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation

                    Consolidated Statements of Operations
            (unaudited and in thousands, except per share amounts)

                                          Three Months Ended       Nine Months Ended
                                               Dec. 31,                 Dec. 31,
                                      -----------------------   -----------------------
                                         2005      2004            2005      2004
                                      ----------   ----------   ----------   ----------
Interest & fees                       $   52,380   $   46,043   $  145,722   $  130,122
Insurance & other                          8,939        7,123       24,109       20,276
                                      ----------   ----------   ----------   ----------
  Total revenues                          61,319       53,166      169,831      150,398
Expenses:
  Provision for loan losses               16,726       13,731       39,397       33,640
  General and administrative
   expenses
    Personnel                             20,285       18,008       59,500       53,192
    Occupancy & equipment                  3,640        3,121       10,405        9,147
    Data processing                          512          542        1,524        1,410
    Advertising                            3,964        3,526        7,262        6,476
    Intangible amortization                  709          651        2,125        1,915
    Other                                  4,305        3,612       11,970       10,270
                                      ----------   ----------   ----------   ----------
                                          33,415       29,460       92,786       82,410
  Interest expense                         2,142        1,314        5,070        3,371
                                      ----------   ----------   ----------   ----------
    Total expenses                        52,283       44,505      137,253      119,421
                                      ----------   ----------   ----------   ----------
Income before taxes                        9,036        8,661       32,578       30,977
Income taxes                               3,350        3,160       12,150       11,305
                                      ----------   ----------   ----------   ----------
Net income                            $    5,686   $    5,501   $   20,428   $   19,672
                                      ==========   ==========   ==========   ==========
Diluted earnings per share            $     0.30   $     0.28   $     1.07   $     1.01
                                      ==========   ==========   ==========   ==========
Diluted weighted average
 shares outstanding                       18,896       19,604       19,174       19,508
                                      ==========   ==========   ==========   ==========

                           Consolidated Balance Sheets
                           (unaudited and in thousands)

                                            Dec. 31,      March 31,     Dec. 31,
                                              2005          2005          2004
                                           ----------    ----------    ----------
                 ASSETS
Cash                                       $    5,169    $    3,047    $    5,192
Gross loans receivable                        464,391       351,496       384,715
  Less: Unearned interest & fees             (117,922)      (84,472)      (95,073)
  Allowance for loan losses                   (25,471)      (20,673)      (23,184)
                                           ----------    ----------    ----------
    Loans receivable, net                     320,998       246,351       266,458
Property and equipment, net                    10,892         9,806         9,917
Deferred tax benefit                            3,415        10,690         9,535
Intangible assets                              17,383        17,358        17,021
Other assets                                    5,810         6,254         6,053
                                           ----------    ----------    ----------
                                           $  363,667    $  293,506    $  314,176
                                           ==========    ==========    ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                               160,200        83,900       132,850
  Accounts payable and accrued expenses        11,385        19,895         5,675
                                           ----------    ----------    ----------
    Total liabilities                         171,585       103,795       138,525
Shareholders' equity                          192,082       189,711       175,651
                                           ----------    ----------    ----------
                                           $  363,667    $  293,506    $  314,176
                                           ==========    ==========    ==========

                         Selected Consolidated Statistics
                              (dollars in thousands)

                                                     Three Months Ended              Nine Months Ended
                                                           Dec. 31,                        Dec. 31,
                                                ----------------------------    ----------------------------
                                                    2005            2004            2005            2004
                                                ------------    ------------    ------------    ------------
Expenses as a percent of total revenues:
  Provision for loan losses                             27.3%           25.8%           23.2%           22.4%
  General and administrative
   expenses                                             54.5%           55.4%           54.6%           54.8%
  Interest expense                                       3.5%            2.5%            3.0%            2.2%
Average gross loans receivable                  $    422,446    $    362,173    $    389,107    $    342,059
Average loans receivable                        $    316,157    $    274,217    $    292,726    $    259,643
Loan volume                                     $    366,996    $    306,902    $    954,325    $    809,174
Net charge-offs as percent of
 average loans                                          17.4%           15.9%           15.8%           14.7%
Return on average assets                                 6.6%            7.3%            8.5%            9.2%
Return on average equity                                12.0%           12.8%           14.4%           16.0%
Offices opened (closed) during
 the period, net                                           8               3              40              52
Offices open at end of period                            619             578             619             578

SOURCE  World Acceptance Corporation
    -0-                             01/24/2006
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/
    (WRLD)